UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2017

Civista Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	001-36192	34-1558688
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 East Water Street, P.O. Box 5016,

Sandusky, Ohio 44870

(Address of principle executive offices)

Registrant’s telephone number, including area code: (419) 625-4121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Civista Bancshares, Inc. (“Civista”) announced today that, effective December 31, 2017, James O. Miller will retire as an employee and relinquish his positions as chief executive officer and president of Civista and as chief executive officer of Civista’s banking subsidiary, Civista Bank (the “Bank”). Mr. Miller will continue as chairman of the boards of directors of Civista and the Bank in the capacity of a non-employee director. Because Dennis E. Murray, Jr. will continue in his capacity as lead independent director, the leadership structure of the boards of directors will not change.

As chairman, Mr. Miller’s future responsibilities will include assisting in strategic and financial planning, acting as a liaison between the boards and management, providing counsel and guidance to his successor and participating in the Bank’s lending decisions.

Dennis G. Shaffer, who is currently executive vice president of Civista and president of the Bank, is expected to replace Mr. Miller in his current executive positions as chief executive officer of Civista and its banking subsidiary.

A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Civista Bancshares, Inc. is a $1.5 billion bank holding company headquartered in Sandusky, Ohio and may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit 99.1 press release announcing the planned retirement of James O. Miller

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Civista Bancshares, Inc.
(Registrant)

Date: July 31, 2017	/s/ Todd A. Michel
Todd A. Michel,
Senior Vice President and Controller